Exhibit 10.11
AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE VARIABLE INCENTIVE PLAN
For 2006
I. PURPOSE
American Medical Systems, Inc. (AMS) is dedicated to excellence in performance and in creating a strong link between performance and compensation. This plan is designed to reward senior management team members of AMS with performance-based compensation for achieving and surpassing specified company financial goals of long-term company growth and business improvement. The Plan aligns with shareholder value drivers of sales growth and operating profit and supports wise use of and decisions regarding capital investments.
II. PERFORMANCE MEASURES – 100% OF THE VARIABLE INCENTIVE
The quarterly performance will be calculated at the end of each fiscal quarter using the following formula: 10 percent of (A) the product of (x) each fiscal quarter’s year-over-year sales growth rate (percent) less 4.0 percent and (y) each quarter’s year-over-year increase in sales dollars; plus (B) 1.9 percent of operating income in excess of a capital charge (15 percent annually of net non-cash assets employed in the business).
Each quarter, the actual results for four trailing quarters will be weighted to calculate the actual bonus performance for payout. The quarters are weighted 40% for the most recent and 20% for each of the three previous quarters and compared versus plan level to calculate the percentage of Plan achievement. This percent will be applied to each participant’s target bonus for the quarter.
III. BONUS PAYOUT
Target bonus amounts are established for each individual in the plan based upon his/her position. The target for each quarter is 25% of the total year target and each quarter’s actual payout is equal to the plan achievement percentage previously described multiplied by the quarter’s target for the individual. The bonus is paid quarterly throughout the year.
IV. PARTICIPATION
Participants in this Plan effective January 1, 2006 will be members of the Operating Team of the Company. Participation by new operating team members during the year will require the approval of the President and CEO, who will determine if they will be added during the year on a pro-rated basis or at the beginning of the next year. Participation by new operating team members who were not anticipated at the time of plan approval will also be subject to approval of the Compensation Committee. Participation by new operating team members who are also officers will also be subject to approval of the Compensation Committee and the Board of Directors.
If employment of a participant is terminated due to his/her performance or the individual voluntarily leaves the Company, the quarterly incentive award will be forfeited.
IV. APPROVAL, AUTHORIZATION, AND TERMS
The Executive Variable Incentive Plan, its terms, policies, revisions and measures are under the approval of the Compensation Committee of the Board of Directors. Any modifications or adjustments to the Plan and performance measures or consideration of unusual transactions must be approved by the Compensation Committee of the Board of Directors.
Participation in the Plan is not an employment contract or any implied assurance of continued employment.
V. INCENTIVE PAYMENT
Bonus payment will be issued as soon as feasible after the filing of the quarter’s financial statements. Payment will be in lump sum.
If a Plan participant’s position changes during the year, the individual’s target bonus may be changed, if so approved by the President and CEO and the Compensation Committee.